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                                 [LETTERHEAD]

                           FINANCIAL PUBLIC RELATIONS
                              LETTER OF AGREEMENT
                             GENIUS PRODUCTS, INC.

    This letter will confirm that we have been retained as public relations counsel to your organization effective DECEMBER 1, 1999.

    In this capacity, we will create, prepare and disseminate information and written material, contact editors, trade press and others on your behalf, help with preparation of the annual report and other statements, prepare speeches, and maintain contact with members of the financial community.

    For our services to you in these areas, our fee will be $84,000 for the following twelve months: $5,500 for December 1999 and January 2000, $6,500 for February and March 2000, $9,000 for April and May 2000, and $7,000 for June thru November 2000. The monthly fee will be payable on the first day of each month in advance. There will be an additional fee of $600 per day for travel by PLR personnel outside the New York City area on behalf of Genius Products, Inc. To initiate activities, the first month's fee must be received by the starting date of this agreement.

    At the option of Porter, LeVay & Rose, Inc., you may be charged interest at a yearly rate of eighteen per cent (18%) on any balance due that is not paid within thirty (30) days from the date of the bill. Services will automatically be suspended if any balance due is not paid within sixty (60) days from the date of the bill and will resume only when the account is current.

    Various disbursements and charges will be incurred in implementing a public relations program for you, and it is standard practice in our profession to handle these in the following manner: You agree to reimburse us for expenses incurred on your behalf with your prior approval. Your advance approval, however, will not be required for routine and minor items under $350.

    For the following items, we will rebill you at our net cost, plus standard agency service fee of 17.65 percent (to produce a 15 percent markup): Art work, production printing, production photography, advertising, mailings and sales presentations.

    For the following items, we will rebill you at our net cost with no markup added: Telephone, clipping services, postage, press conference facilities, editorial and analyst contacts (lunches, etc.).

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                                      -2-

    It is understood that this agreement is in effect for twelve months (TO NOVEMBER 30, 2000) and shall be renewed for a one year period, at a fee to be negotiated. Notwithstanding the foregoing, either party may terminate this agreement without cause by giving the other party thirty days (30) written notice of such termination by Certified Mail, and it is understood that any advance fee paid in such circumstances is non-refundable.

    It is understood that as public relations counsel for Genius Products, Inc., we, of necessity, must at all times rely upon Genius Products, Inc., its officers, directors and employees, as to the accuracy and completeness of information and material furnished to us by any of them. Therefore, Genius Products, Inc. assumes full responsibility for the accuracy and completeness of such information and material, and Genius Products, Inc. agrees to indemnify us and our officers, and hold us and our officers harmless against any losses, claims, damages or liabilities (including reasonable legal fees and disbursements whether resulting from civil or criminal litigation or administrative action) to which we or our officers may become subject -- which may arise out of or are based upon information or material furnished to us by Genius Products, Inc., its officers, directors or employees, or any omission from such information or material.

    Please indicate your approval of this agreement by signing the original copy of this letter and returning it for our files.



                                             PORTER, LE VAY & ROSE, INC.

                                             BY: /s/ MICHAEL J. PORTER
                                                ----------------------
                                                     MICHAEL J. PORTER
                                                     PRESIDENT

GENIUS PRODUCTS, INC.



BY: /s/ DORIAN M.B. LOWELL
   -----------------------
        DORIAN M.B. LOWELL
        PRESIDENT